As filed with the Securities and Exchange Commission on September 29, 2026
Registration No. 333-266809

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

GLOBAL BUSINESS TRAVEL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	98-0598290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

666 3rd Avenue, 4th Floor New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Global Business Travel Group, Inc. 2022 Equity Incentive Plan
Global Business Travel Group, Inc. Employee Stock Purchase Plan
Global Business Travel Group, Inc. Management Incentive Plan
(Full title of the plan)

Eric J. Bock, Esq.
Chief Legal Officer
Global Business Travel Group, Inc.
666 3rd Avenue, 4th Floor
New York, New York 10017
(Name and address of agent for service)

(212) 679-1600
(Telephone number, including area code, of agent for service)

Copy to:

Gregory A Fernicola, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001-8602
Telephone: (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b−2 of the Exchange Act:
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) is being filed to withdraw from registration all shares of Class A common stock, par value of $0.0001 per share (each, a “Share” and collectively, the “Shares”) of Global Business Travel Group, Inc. (the “Registrant”), and any other securities remaining unissued under the Registration Statement on Form S-8 (No. 333-266809) (the “Registration Statement”), filed by the Registrant with the U.S. Securities and Exchange Commission on August 12, 2022, pertaining to the registration of (i) 47,870,291 Shares of the Registrant, reserved for issuance pursuant to awards under the Registrant’s 2022 Equity Incentive Plan, (ii) 11,068,989 Shares reserved for purchase under the Registrant’s Employee Stock Purchase Plan and (iii) 36,535,801 Shares that could have been issued pursuant to outstanding stock options under the Registrant’s Management Incentive Plan.

As previously publicly announced by the Registrant, on May 2, 2026, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gaia Purchaser, Inc., a Delaware corporation (“Parent”), and Gaia Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Long Lake Management Holdings Inc. On September 29, 2026, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. The Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertaking made by the Registrant in Part II of the Registration Statement to remove from registration (by means of a post-effective amendment) any securities that had been registered for issuance but remain unsold at the termination of the offering, hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on September 29, 2026.

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Chief Legal Officer, Global Head of M&A and Compliance and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.